                                                                    EXHIBIT 99.1

 Omnicare, Inc. o 100 East RiverCenter Boulevard o Covington, Kentucky 41011 o
                        859/392-3300 o 859/392-3360 Fax


         Omnicare                                           news release

--------------------------------------------------------------------------------


[Omnicare Logo]                                             CONTACT:
                                                            Cheryl D. Hodges
                                                            (859) 392-3331

                   Omnicare Reports Third-Quarter 2004 Results

COVINGTON, Ky., October 28, 2004 - Omnicare, Inc. (NYSE:OCR), a leading provider of pharmaceutical care for the elderly, reported today financial results for its third-quarter ended September 30, 2004 versus the comparable prior-year period, including special charges discussed below, as follows:

     o    Earnings per diluted share increased 15% to 54 cents

     o    Net income rose 14% to $55.9 million

     o Earnings before interest, income taxes, depreciation and amortization (EBITDA) increased 3% to $120.5 million

     o    Sales grew 17% to $1,053.9 million

Results for both the third quarter of 2004 and 2003 include special charges (described later herein) of $5.2 million pretax (impacting gross profit and operating income) and $8.6 million pretax (impacting interest expense), respectively. Adjusting for these special items in both periods, results for the quarter ended September 30, 2004 were as follows:

     o    Adjusted earnings per diluted share increased 8% to 57 cents

     o    Adjusted net income rose 9% to $59.1 million

     o    Adjusted EBITDA increased 8% to $125.6 million

     o    Sales grew 17% to $1,053.9 million

Commenting on the results for the quarter, Joel F. Gemunder, Omnicare's president and chief executive officer, said, "Our sales were strong for the quarter, reaching new record levels, and we are also making good progress in the cost savings initiatives we laid out to restore our margins.

"Our results continued to be impacted, however, by the external factors we described last quarter, namely Medicaid reimbursement issues and intensified competitive pricing pressures that compressed the margins in our institutional pharmacy business. Then, too, margins were temporarily affected by recent acquisition activity. Given that we see pricing and reimbursement pressures continuing in the fourth quarter, coupled with the fact that the majority of our cost savings are longer term in nature, we now see diluted earnings per share (excluding special items or accounting changes) for the fourth quarter at 54 to 58 cents, bringing the full year earnings to $2.29 - $2.33 per share.

"Our growth strategy over the years has enabled us to significantly increase the size of our core pharmacy business with the ability to generate substantial economies of scale and enhance our comparative cost advantages. This has helped us weather many different and often difficult business conditions in our own industry, and in that of our customers, and has allowed us to mitigate reimbursement risks while strengthening our position, maximizing cash flow generation and enhancing the efficiency of our operations.

"We are confident that we will address the challenges in the current environment successfully and efficiently. As our cost savings programs begin to gain real traction in the coming year, and synergies from our acquisition program are realized, we expect to see improved performance. The long-term fundamentals underpinning Omnicare's business remain intact, and we believe our company's strategy continues to be sound and appropriate," said Gemunder.

Financial Position

Cash flow from operations for the third quarter ended September 30, 2004 was $40.4 million as compared with $62.3 million generated in the comparable 2003 period. The 2004 quarter included $14.3 million in advance purchases of pharmaceuticals (pre-buys) as compared with pre-buys of $59.3 million in the 2003 third quarter. After funding these pre-buys and acquisition activity, Omnicare ended the quarter with approximately $109 million in cash and a total debt-to-total capitalization ratio of 38.5%, down 280 basis points from the comparable prior-year quarter.

"In the third quarter of 2004, we once again experienced a slowdown in payments from the Illinois Department of Public Aid (Illinois Medicaid) resulting in a delay in cash receipts of approximately $18 million. We are continuing to work with Illinois Medicaid to minimize delays to us.

"Also, as we reported in the first and second quarters of this year, a statewide administrative backup in the transfer of Medi-Cal provider numbers, which affected the California-based pharmacies acquired in the SunScript acquisition and other acquisitions, created a temporary delay in cash receipts," said Gemunder. "While cash receipts were again delayed in the third quarter, resulting in a total back-up of approximately $37 million, an increase of $13 million from the $24 million delayed as of June 30, 2004, we are pleased to report that all provider numbers have now been granted and a substantial portion of the $37 million owed to us has been billed to the state of California. Moreover, we have already begun receiving cash in October."

To facilitate comparisons and to enhance the understanding of core operating performance, certain discussion herein includes financial measures that are adjusted from the comparable amount under Generally Accepted Accounting Principles (GAAP) to exclude the impact of the special items described elsewhere herein. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted on the Company's Web site at www.omnicare.com.

Institutional Pharmacy Business

Omnicare's institutional pharmacy business generated record sales of $1,021.0 million for the third quarter of 2004, 18% higher than the $865.9 million reported in the comparable prior-year quarter of 2003. Adjusted operating income in this business reached $120.0 million, 8% higher than the $111.6 million recorded in the third quarter of 2003. At September 30, 2004, Omnicare served approximately 1,071,000 beds versus approximately 994,000 at September 30, 2003, an increase of approximately 8%.

"Strong sales growth in our pharmacy business continues to be driven by the aggressive execution of our acquisition strategy as well as the expansion of our clinical and other service programs, further market penetration of newer branded drugs and drug price inflation, offset in part by the increasing use of generic drugs and the aforementioned pricing and reimbursement issues," said Gemunder.

"On a sequential basis, our margins were impacted by additional Medicaid reimbursement reductions, including reimbursement formula changes, drug-specific pricing changes and a slight shift in payor mix toward Medicaid as well as competitive pricing pressures. In addition to these factors, the margins were also impacted by newer acquisitions, which come in at a lower margin initially; however, as synergies are realized, these acquisitions begin to have a salutary impact on our margins.

"As we have done successfully in the past, we are realigning our operating costs to bring them in line with the current pricing and reimbursement dynamics. We are doing this through the acceleration of our cost reduction and productivity enhancement initiatives and through innovative procurement programs. We are also implementing several longer-term initiatives to realize substantial operating efficiencies, including the rollout of a "hub-and-spoke" configuration for our pharmacy business beginning in select markets and specific measures to increase the utilization of our two centralized repackaging facilities to benefit our local pharmacies," Gemunder commented.

"These initiatives are now in place or are in the process of being implemented and are on track to have a gradual positive effect on our results as we progress through the year ahead.

"Then too, we believe that realizing the synergies from the number of smaller acquisitions we have completed during the first nine months of this year will have a positive impact on our margins. That said, we plan to continue to be aggressive in our acquisition program as industry consolidation makes even more strategic and economic sense today. Longer term, we see growth in our higher margin businesses such as specialty pharmacy services and pharmaceutical informatics also having a salutary impact on margins.

"We are also pleased to note that we have entered into a comprehensive pharmacy services agreement with VITAS Healthcare Corporation, the nation's largest hospice provider and a wholly owned subsidiary of Chemed Corporation (NYSE:
CHE). Under this new agreement, Omnicare will be providing pharmacy and related clinical and administrative services for VITAS' 32 hospice programs in 11 states. This alliance allows VITAS to take advantage of Omnicare's broad geographic coverage, clinical expertise, particularly in the elderly population, and information resources, while enabling Omnicare to further penetrate the rapidly growing hospice market," said Gemunder.

CRO Business

Omnicare Clinical Research, the Company's contract research (CRO) business, generated revenues of $33.0 million on a GAAP basis for the third quarter of 2004, versus the comparable prior-year quarter's revenues of $35.7 million. Included in both periods were reimbursable out-of-pocket expenses, totaling $4.5 million in the 2004 period and $5.6 million in the 2003 period. Excluding these reimbursable out-of-pocket expenses, adjusted revenues were $28.4 million versus the $30.2 million recorded on this basis in the 2003 period. Operating income in the third quarter of 2004 was $3.2 million versus the $1.6 million earned during the prior-year period. Backlog in the CRO business at September 30, 2004 was approximately $182 million.

"As seen elsewhere in the industry, the results of our CRO business were impacted by certain project cancellations and by slower than anticipated ramp-ups of two large trials," Gemunder said. "We were encouraged, however, by a solid increase in new project proposals, and the continued interest in our Peri-Approval and Geriatric Clinical Studies Group.

"Moreover, our efforts to enhance productivity and streamline the business, have successfully kept our overall costs in check and have enhanced and maintained our operating margins.

"While our CRO business at times experiences short-term volatility, we see a positive long-term outlook in Omnicare Clinical Research as we benefit from the streamlining and globalization of our business, our unique capabilities in the geriatric market and the strength of our presence in the overall drug development marketplace."

Special Items

As noted earlier, results for the third quarter of 2004 included a special charge totaling $5.2 million pretax ($3.2 million aftertax or 3 cents per diluted share) in connection with certain state Medicaid audits related to prior periods, lowering gross profit by approximately $2.7 million and increasing selling, general and administrative expenses by $2.5 million. The third quarter of 2003 included a special charge of $8.6 million pretax ($5.3 million aftertax, or 5 cents per diluted share) to interest expense relating to the early redemption of the remaining $238 million of the Company's 5% convertible subordinated debentures in the quarter ended September 30, 2003.

Nine Month Results

Financial results, including the aforementioned special charges, for the nine months ended September 30, 2004, as compared with the same period of 2003, were as follows:

     o    Earnings per diluted share increased 28% to $1.72

     o    Net income rose 35% to $179.8 million

     o    EBITDA grew 20% to $376.4 million

     o    Sales grew 19% to $3,046.8 million

The first nine months of 2004 included the previously mentioned charge of $5.2 million pretax ($3.2 million aftertax). The first nine months of 2003 included a total charge of $12.7 million pretax ($7.9 million aftertax) related to the redemption of the Company's 5% convertible subordinated debentures. Adjusting for these special items in both periods, results for the first nine months of 2004 were as follows:

     o    Adjusted earnings per diluted share increased 24% to $1.75

     o    Adjusted net income rose 30% to $183.1 million

     o    Adjusted EBITDA grew 22% to $381.6 million

     o    Sales grew 19% to $3,046.8 million

For the 2004 year-to-date period, cash flow from operations on a GAAP basis was $130.2 million, compared with the $182.4 million generated in the first nine months of 2003. Both periods reflect third quarter pre-buys of $14.3 million in 2004 and $59.3 million in 2003.

NeighborCare Transaction

On June 4, 2004, Omnicare commenced a tender offer for all of the outstanding shares of the common stock of NeighborCare, Inc. (NASDAQ: NCRX) for $30.00 per share in cash. Omnicare's tender offer price represents a 70% premium over NeighborCare's closing stock price on May 21, the last day of trading before Omnicare's proposed offer to acquire NeighborCare was made public on May 24. It also represents a 40% premium over the 30-day trading average prior to the announcement of the offer, a 30% premium to Wall Street's median price target for NeighborCare's stock over the next 12 months (based on stock price targets immediately prior to the announcement of Omnicare's offer) and $4.00 more per share than NeighborCare's previous all-time high.

On July 13, 2004, Omnicare announced that it received a request for additional information from the Federal Trade Commission (FTC) relating to its filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) in connection with its tender offer for NeighborCare. Omnicare is continuing to work with the FTC with respect to the filing.

The Company's tender offer is scheduled to expire at 5:00 p.m., New York City time, on October 29, 2004, unless extended.

Commenting on the tender offer for NeighborCare, Gemunder said, "We remain as committed as ever to the acquisition of NeighborCare, which continues to make compelling business sense. In fact, the generation of economies of scale in our industry through consolidation has been and will continue to be a major part of the solution to maintaining quality of care while addressing ongoing pricing or reimbursement pressures and the need to contain overall healthcare costs."

Industry Outlook

"While we continue to see relative stability in the long-term care industry, we are monitoring key issues related to healthcare funding, including the efforts of state Medicaid programs to contain or reduce costs through the legislative process or by other means, the escalation in drug costs owing to higher utilization among seniors and the introduction of new, more efficacious, albeit more expensive, medications, offset somewhat by increasing use of generic medications."

Gemunder also noted that the first draft of regulations governing the implementation of the Medicare drug benefit, signed into law in December 2003 and effective in January 2006, was published for public comment during the quarter. All public comments were due to be submitted by October 4, 2004. The Centers for Medicaid and Medicare Services (CMS) is in the process of reviewing those comments for consideration and application in the final regulations. Until such final regulations are promulgated, it remains difficult to predict the impact or outcome of this legislation or of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs. "We believe, however, that our extensive experience in geriatric pharmaceutical care, the expertise we have developed in pharmaceutical case management and our vast database on drug utilization and outcomes in the elderly have positioned us well as the implementation of the Medicare drug benefit develops.

"Pharmaceuticals remain the most cost-effective means of treating the chronic illnesses of the frailest members of our society and, as such, should be considered nondiscretionary expenditures and should be appropriately funded. The geriatric pharmaceutical business offers meaningful solutions to containing healthcare costs while ensuring the well-being of the nation's growing elderly population," concluded Gemunder.

Webcast Today

Omnicare will hold a conference call to discuss third-quarter results Thursday, October 28 at 11:00 a.m. ET. The conference call will be webcast live at Omnicare's Web site at www.omnicare.com by clicking on "Investors" and then on "Conference Calls", and will be accessible by telephone at the following numbers:

         Calling from the United States or Canada: 888-634-8522
         Calling from other countries: 706-634-6522
         Reference: Omnicare

An online replay will be available at www.omnicare.com beginning approximately two hours after the completion of the live call and will remain available for 14 days.

Omnicare, a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,071,000 beds in 47 states, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 30 countries worldwide.

In addition to historical information, this report contains certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of management's views and assumptions regarding business performance as of the time the statements are made, and management does not undertake any obligation to update these statements. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words) and all statements which are not statements of historical fact. Forward-looking statements in this report include, but are not limited to, the following: expectations concerning the Company's financial performance, results of operations, sales, earnings or business outlook; trends in the long-term healthcare and contract research industries generally; expectations concerning the Company's ability to leverage its core business; anticipated growth in alternative institutional markets such as correctional facilities, hospice care; mental health and personal care or supportive living facilities; expectations concerning continued relative stability in the operating environment in the long-term care industry; the ability to leverage the Company's CRO business and its core pharmacy business as anticipated; volatility in the CRO business; anticipated business performance of the CRO; expectations in the CRO business resulting from streamlining and globalization efforts, the Company's unique capabilities in the geriatric market and strength of presence in the drug development marketplace; trends in healthcare funding issues, including, but not limited to, state Medicaid budgets, enrollee eligibility, escalating drug prices due to higher utilization among seniors and the aging of the population; expectations concerning increasing Medicare admissions and improving occupancy rates; the introduction of more expensive medications and the increasing use of generic medications; the impact of any changes in healthcare policy relating to the future funding of the Medicaid and Medicare programs; the cost-effectiveness of pharmaceuticals in treating chronic illnesses for the elderly; the impact of the Medicare drug benefit, signed into law in December 2003 and effective in 2006, and its implementing regulations; the effect of any changes and considerations in long-term healthcare funding policies for Medicare and Medicaid programs; the ability of the Company to utilize its expertise in geriatric pharmaceutical care and pharmaceutical cost management and its database on drug utilization and outcomes in the elderly to meet the anticipated challenges of the healthcare environment and the implementation of the Medicare drug benefit; the effectiveness of the Company's growth strategy in allowing the Company to maximize cash flow, maintain a strong financial position, enhance the efficiency of its operations and continue to develop the Company's franchise in the geriatric pharmaceutical market; the ability of expansion in the Company's core business to provide the Company greater ability to leverage its clinical services and information business, thereby enhancing cost advantages in the institutional pharmacy market; and expectations concerning opportunities for future growth. These forward-looking statements, together with other statements that are not historical, involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of the Company, include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and contract research industries; competition in the pharmaceutical, long-term care and contract research industries; the impact of consolidation in the pharmaceutical and long-term care industries; trends in long-term care occupancy rates and demographics; the ability to attract new clients and service contracts and retain existing clients and service contracts; trends for the continued growth of the Company's businesses; expectations concerning the development and performance of the Company's informatics business; the effectiveness of the Company's formulary compliance program; trends in drug pricing, including the impact and pace of pharmaceutical price increases; delays and reductions in reimbursement by the government and other payors to customers and to the Company as a result of pressures on federal and state budgets or for other reasons; the overall financial condition of the Company's customers; the ability of the Company to assess and react to the financial condition of its customers; the effectiveness of the Company's pharmaceutical purchasing programs and its ability to obtain discounts and manage pharmaceutical costs; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies and the ability to realize anticipated sales, economies of scale, cost synergies and profitability; the continued availability of suitable acquisition candidates; pricing and other competitive factors in the industry; increases or decreases in reimbursement rates and the impact of other cost control measures; the impact on the Company's sales, profits and margins resulting from market trends in the use of newer branded drugs versus generic drugs; the number and usage of generic drugs and price competition in the drug marketplace; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the demand for the Company's products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the ability to benefit from streamlining and globalization efforts at the CRO; trends concerning CRO backlog; the effectiveness of the Company's implementation and expansion of its clinical and other service programs; the effect of new legislation, government regulations, and/or executive orders, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; the impact of the Medicare drug benefit and its implementing regulations; legislation and regulations affecting payment and reimbursement rates for skilled nursing facilities; trends in federal and state budgets and their impact on Medicaid reimbursement rates; government budgetary pressures and shifting priorities; the Company's ability to adjust to federal and state budget shortfalls; efforts by payors to control costs; the failure of the Company or the long-term care facilities it serves to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to the CRO business for regulatory or other reasons; the outcome of litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of differences in actuarial assumptions and estimates pertaining to employee benefit plans; events or circumstances which result in an impairment of goodwill; market conditions; the outcome of audit, compliance, administrative or investigatory reviews; volatility in the market for the Company's stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and other risks and uncertainties described in the Company's reports and filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information on Omnicare, Inc., visit www.omnicare.com.

                                       ###

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited


                                                               Three Months Ended                 Nine Months Ended
                                                                  September 30,                      September 30,
                                                         --------------------------        ---------------------------
                                                             2004             2003           2004              2003
                                                         ----------        --------        ---------        ----------
Sales                                                    $1,049,412        $896,099       $3,033,207        $2,532,035
Reimbursable out-of-pockets (a)                               4,521 (a)       5,555 (a)       13,602 (a)        19,513 (a)
                                                         ----------        --------       ----------        ----------
Total net sales                                           1,053,933         901,654        3,046,809         2,551,548
                                                         ----------        --------       ----------        ----------
Cost of sales                                               790,842         668,844        2,264,349         1,875,842
Reimbursed out-of-pocket expenses (a)                         4,521 (a)       5,555 (a)       13,602 (a)        19,513 (a)
                                                         ----------        --------       ----------        ----------
Total direct costs                                          795,363         674,399        2,277,951         1,895,355
                                                         ----------        --------       ----------        ----------
Gross profit                                                258,570         227,255          768,858           656,193
Selling, general and administrative expenses                152,249         123,592          434,238           380,610
                                                         ----------        --------       ----------        ----------
Operating income                                            106,321 (b)     103,663          334,620 (b)       275,583
Investment income                                               691             880            2,230             2,634
Interest expense                                            (17,582)        (26,316) (c)     (51,537)          (64,647) (c)
                                                         ----------        --------       ----------        ----------
Income before income taxes                                   89,430          78,227          285,313           213,570
Income taxes                                                 33,544          29,397          105,482            80,816
                                                         ----------        --------       ----------        ----------
Net income                                               $   55,886 (b)    $ 48,830 (c)   $  179,831 (b)    $  132,754 (c)
                                                         ==========        ========       ==========        ==========
Earnings per share ("EPS"): (d)
           Basic                                         $     0.54 (b)    $   0.48 (c)   $     1.73 (b)    $     1.36 (c)
                                                         ==========        ========       ==========        ==========
           Diluted                                       $     0.54 (b)    $   0.47 (c)   $     1.72 (b)    $     1.34 (c)(e)
                                                         ==========        ========       ==========        ==========
Weighted average number of common shares outstanding:
           Basic                                            104,171         101,965          103,876            97,490
                                                         ==========        ========       ==========        ==========
           Diluted                                          104,357         102,944          104,723           103,017 (e)
                                                         ==========        ========       ==========        ==========


The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Segment Financial Data, Non-GAAP Basis (f)
Excluding EITF No. 01-14 and Special Item
(000s)
Unaudited


                                                                                        Corporate
                                                       Pharmacy            CRO            and             Consolidated
                                                       Services         Services       Consolidating        Totals
                                                      ----------        --------      -------------       ------------
Three Months Ended September 30, 2004:
--------------------------------------
Adjusted sales                                        $1,020,972        $ 28,440 (g)    $     --          $1,049,412 (g)
                                                      ==========        ========        ========          ==========
Adjusted operating income                             $  120,032 (h)    $  3,161        $(11,712)         $  111,481 (h)
Depreciation and amortization                             13,160             336             656              14,152
                                                      ----------        --------        --------          ----------
Adjusted earnings before interest, income taxes,
    depreciation and amortization ("EBITDA") (i)      $  133,192 (h)    $  3,497        $(11,056)         $  125,633 (h)
                                                      ==========        ========        ========          ==========
Three Months Ended September 30, 2003:
--------------------------------------
Adjusted sales                                        $  865,923        $ 30,176 (g)    $     --          $ 896,099 (g)
                                                      ==========        ========        ========          =========
Operating income                                      $  111,587        $  1,646        $ (9,570)         $ 103,663
Depreciation and amortization                             11,832             468             580             12,880
                                                      ----------        --------        --------          ---------
EBITDA (i)                                            $  123,419        $  2,114        $ (8,990)         $ 116,543
                                                      ==========        ========        ========          =========
Nine Months Ended September 30, 2004:
-------------------------------------
Adjusted sales                                        $2,946,253        $ 86,954 (g)    $     --          $3,033,207 (g)
                                                      ==========        ========        ========          =========
Adjusted operating income                             $  364,011 (h)    $  9,637        $(33,868)         $  339,780 (h)
Depreciation and amortization                             38,902           1,037           1,883              41,822
                                                      ----------        --------        --------          ---------
Adjusted EBITDA (i)                                   $  402,913 (h)    $ 10,674        $(31,985)         $  381,602 (h)
                                                      ==========        ========        ========          ==========
Nine Months Ended September 30, 2003:
-------------------------------------
Adjusted sales                                        $2,431,905        $100,130 (g)    $     --          $2,532,035 (g)
                                                      ==========        ========        ========          ==========
Operating income                                      $  292,782        $ 10,861        $(28,060)         $  275,583
Depreciation and amortization                             35,206           1,369           1,754              38,329
                                                      ----------        --------        --------          ----------
EBITDA (i)                                            $  327,988        $ 12,230        $(26,306)         $  313,912
                                                      ==========        ========        ========          ==========


The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets, GAAP Basis
(000s)
Unaudited

                                                                           September 30,           December 31,
                                                                               2004                    2003
                                                                           -------------           ------------
 ASSETS

 Cash and cash equivalents                                                  $  103,122             $  187,413
 Restricted cash                                                                 5,777                    714
 Deposit with drug wholesaler                                                   44,000                     --
 Accounts receivable, net                                                      799,000                678,255
 Unbilled receivables                                                           13,133                 15,281
 Inventories                                                                   318,417                326,550
 Deferred income tax benefits and other current assets                         229,519                174,875
                                                                            ----------             -----------
            Total current assets                                             1,512,968              1,383,088
                                                                            ----------             -----------
 Properties and equipment, net                                                 141,836                148,307
 Goodwill                                                                    1,868,094              1,690,558
 Other noncurrent assets                                                       193,644                173,068
                                                                            ----------             ----------
            Total assets                                                    $3,716,542             $3,395,021
                                                                            ==========             ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Accounts payable                                                           $  300,117             $  296,089
 Deferred revenue                                                               16,338                 22,454
 Current debt                                                                   24,745                 20,709
 Other current liabilities                                                     116,330                123,508
                                                                            ----------             ----------
            Total current liabilities                                          457,530                462,760
                                                                            ----------             ----------
 Long-term debt                                                                177,681                135,855
 8.125% senior subordinated notes, due 2011                                    375,000                375,000
 6.125% senior subordinated notes, net, due 2013                               233,459                226,822
 4.0% contingent convertible notes, due 2033                                   345,000                345,000
 Deferred income taxes and other noncurrent liabilities                        255,260                173,560
                                                                            ----------             ----------
            Total liabilities                                                1,843,930              1,718,997
                                                                            ----------             ----------
 Stockholders' equity                                                        1,872,612              1,676,024
                                                                            ----------             ----------
            Total liabilities and stockholders' equity                      $3,716,542             $3,395,021
                                                                            ==========             ==========


The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Statement of Cash Flows, GAAP Basis
(000s)
Unaudited


                                                                  Three Months     Nine Months
                                                                    Ended September 30, 2004
                                                                  -------------------------

Cash flows from operating activities:
Net income                                                        $  55,886       $ 179,831
Adjustments to reconcile net income to net cash
      flows from operating activities:
            Depreciation                                              8,666          26,728
            Amortization                                              5,486          15,094
            Provision for doubtful accounts                          11,534          33,424
            Deferred tax provision                                   29,386          54,473
Changes in assets and liabilities, net of effects
      from acquisition of businesses                                (70,547)       (179,348)
                                                                  ---------       ---------
                  Net cash flows from operating activities           40,411         130,202
                                                                  ---------       ---------

Cash flows from investing activities:
Acquisition of businesses                                           (95,297)       (239,940)
Capital expenditures                                                 (3,749)        (13,586)
Other                                                                   (20)         (5,022)
                                                                  ---------       ---------
                  Net cash flows from investing activities          (99,066)       (258,548)
                                                                  ---------       ---------

Cash flows from financing activities:
Borrowings on line of credit facility                               217,000         407,000
Payments on line of credit facility and term A loan                (223,154)       (361,360)
Payments on long-term borrowings and obligations                       (335)           (378)
Proceeds from stock awards and exercise of stock options and
      warrants, net of stock tendered in payment                      1,658           7,871
Dividends paid                                                       (2,350)         (7,030)
                                                                  ---------       ---------
                  Net cash flows from financing activities           (7,181)         46,103
                                                                  ---------       ---------

Effect of exchange rate changes on cash                                (744)         (2,048)
                                                                  ---------       ---------

Net decrease in cash and cash equivalents                           (66,580)        (84,291)
Cash and cash equivalents at beginning
      of period -- unrestricted                                     169,702         187,413
                                                                  ---------       ---------
Cash and cash equivalents at
      end of period -- unrestricted                               $ 103,122       $ 103,122
                                                                  =========       =========


The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (f)
(000s, except per share amounts)
Unaudited


                                                               Three Months Ended September 30, Nine Months Ended September 30,
                                                               -------------------------------  ------------------------------
                                                                   2004              2003         2004               2003
                                                                 --------          --------     ---------          --------

Adjusted operating income (earnings before interest
 and income taxes, "EBIT"):
      EBIT                                                       $106,321          $103,663     $ 334,620          $275,583
      Special item (j)                                              5,160                --         5,160                --
                                                                 --------          --------     ---------          --------
           Adjusted EBIT (j)                                     $111,481          $103,663     $ 339,780          $275,583
                                                                 ========          ========     =========          ========
Adjusted income before income taxes:
      Income before income taxes                                 $ 89,430          $ 78,227     $ 285,313          $213,570
      Special items (k)                                             5,160             8,597         5,160            12,666
                                                                 --------          --------     ---------          --------
           Adjusted income before income taxes (k)               $ 94,590          $ 86,824     $ 290,473          $226,236
                                                                 ========          ========     =========          ========
Adjusted net income:
      Net income                                                 $ 55,886          $ 48,830     $ 179,831          $132,754
      Special items, net of taxes (k)                               3,225             5,330         3,225             7,853
                                                                 --------          --------     ---------          --------
           Adjusted net income (k)                               $ 59,111          $ 54,160     $ 183,056          $140,607
                                                                 ========          ========     =========          ========
Adjusted earnings per share ("EPS"): (d)
      Basic EPS                                                  $   0.54          $   0.48     $    1.73          $   1.36
      Special items, net of taxes (k)                                0.03              0.05          0.03              0.08
           Adjusted basic EPS (k)                                $   0.57          $   0.53     $    1.76          $   1.44
                                                                 ========          ========     =========          ========
      Diluted EPS                                                $   0.54          $   0.47     $    1.72          $   1.34
      Special items, net of taxes (k)                                0.03              0.05          0.03              0.08
           Adjusted diluted EPS (k)                              $   0.57          $   0.53     $    1.75          $   1.41
                                                                 ========          ========     =========          ========
Adjusted earnings before interest, income taxes,
   depreciation and amortization ("EBITDA"): (i)
      EBIT                                                       $106,321          $103,663     $ 334,620          $275,583
      Depreciation and amortization                                14,152            12,880        41,822            38,329
                                                                 --------          --------     ---------          --------
        EBITDA (i)                                                120,473           116,543       376,442           313,912
        Special item (j)                                            5,160                --         5,160                --
                                                                 --------          --------     ---------          --------
           Adjusted EBITDA (i)(j)                                $125,633          $116,543     $ 381,602          $313,912
                                                                 --------          --------     ---------          --------
Net cash flows from operating activities:
      EBITDA (i)                                                 $120,473          $116,543     $ 376,442          $313,912
      Subtract:
      Interest expense, net of investment income                  (16,891)          (25,436)      (49,307)          (62,013)
      Income taxes                                                (33,544)          (29,397)     (105,482)          (80,816)
      Changes in assets and liabilities, net of effects from
        acquisition of businesses                                 (70,547)          (16,481)     (179,348)          (48,907)
      Add:
      Provision for doubtful accounts                              11,534            11,496        33,424            34,676
      Deferred tax provision                                       29,386             3,017        54,473            21,756
      Write-off of debt issuance costs                                 --             2,591            --             3,755
                                                                 --------          --------     ---------          --------
        Net cash flows from operating activities                 $ 40,411          $ 62,333     $ 130,202          $182,363
                                                                 ========          ========     =========          ========
Free cash flow: (l)
      Net cash flows from operating activities                   $ 40,411          $ 62,333     $ 130,202          $182,363
      Capital expenditures                                         (3,749)           (4,086)      (13,586)          (11,241)
      Dividends                                                    (2,350)           (2,309)       (7,030)           (6,559)
                                                                 --------          --------     ---------          --------
        Free cash flow (l)                                       $ 34,312          $ 55,938     $ 109,586          $164,563
                                                                 ========          ========     =========          ========


The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (f)
(000s, except per share amounts)
Unaudited


                                                        Three Months Ended September 30,  Nine Months Ended September 30,
                                                        --------------------------------  ------------------------------
                                                             2004             2003           2004             2003
                                                            --------        --------        --------        --------
Segment Reconciliations - Pharmacy Services:
--------------------------------------------
Adjusted EBIT -- Pharmacy Services:
      EBIT                                                  $114,872        $111,587        $358,851        $292,782
      Special item  (j)                                        5,160              --           5,160              --
                                                            --------        --------        --------        --------
           Adjusted EBIT -- Pharmacy Services (j)           $120,032        $111,587        $364,011        $292,782
                                                            ========        ========        ========        ========
Adjusted EBITDA -- Pharmacy Services: (i)
      EBITDA (i)                                            $128,032        $123,419        $397,753        $327,988
      Special item (j)                                         5,160              --           5,160              --
                                                            --------        --------        --------        --------
           Adjusted EBITDA -- Pharmacy Services (i)(j)      $133,192        $123,419        $402,913        $327,988
                                                            ========        ========        ========        ========
Segment Reconciliations -- CRO Services
---------------------------------------
Adjusted Sales -- CRO Services:
      Total net sales (a)                                   $ 32,961        $ 35,731        $100,556        $119,643
      Reimbursable out-of-pockets (a)                         (4,521)         (5,555)        (13,602)        (19,513)
                                                            --------        --------        --------        --------
      Adjusted sales (g)                                    $ 28,440        $ 30,176        $ 86,954        $100,130
                                                            ========        ========        ========        ========


DEFINITIONS:

          GAAP: Amounts that conform with U.S. Generally Accepted Accounting Principles ("GAAP").

          Non-GAAP: Amounts that do not conform with U.S. GAAP.

          Pre-buys: Cash outlays primarily comprised of purchases of pharmaceuticals in advance of price increases.



The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts)
Unaudited



(a) In accordance with Emerging Issues Task Force ("EITF") Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred" ("EITF No. 01-14"), Omnicare has recorded reimbursements received for "out-of-pocket" expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to the Company's contract research services business.

(b) The three and nine month periods ended September 30, 2004 include a special charge of $5,160 before taxes ($3,225 after taxes) in connection with certain state Medicaid audits related to prior periods.

(c) The three and nine month periods ended September 30, 2003 include a call premium and the write-off of the remaining unamortized debt issuance costs, aggregating $8,597 before taxes ($5,330 after taxes) and $12,666 before taxes ($7,853 after taxes), respectively, relating to the Company's purchase of the aggregate principal amount of its 5.0%, $345,000 of convertible subordinated debentures in 2003.

(d) EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated adjusted EPS amount for the corresponding period.

(e) The nine month period ended September 30, 2003 includes the dilutive effect of the 5% convertible subordinated debentures, which assumes conversion using the "if converted" method. Under that method, the convertible debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period), and interest expense, net of taxes, related to the convertible debentures is added back to net income. For purposes of the "if converted" calculation, 4,840 shares were assumed to be converted for the nine month period ended September 30, 2003. Additionally, interest expense, net of taxes, of $4,870 for the nine month period ended September 30, 2003, respectively, was added back to net income for purposes of calculating diluted earnings per share using this method.

(f) Omnicare believes that investors' understanding of Omnicare's performance is enhanced by the Company's disclosure of certain non-GAAP financial measures as presented in this financial information. Omnicare management believes that the adjusted results provide added insight into the Company's performance by focusing on the results generated by the Company's ongoing core operations. Management uses the adjusted results for measurement purposes. Omnicare's method of calculating these measures may differ from those used by other companies and, therefore, comparability may be limited.

(g) The noted presentation excludes amounts that Omnicare is required to record in its income statement relating to EITF No. 01-14, as previously discussed in footnote (a) above.

(h) The noted presentation for the three and nine month periods ended September 30, 2004 excludes the special charge in connection with certain state Medicaid audits related to prior periods, as previously discussed in footnote (b) above.

(i) EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. Omnicare believes that certain investors find EBITDA to be a useful tool for measuring a company's ability to service its debt. However, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity or net income as an indicator of Omnicare's operating performance. Omnicare's calculation of EBITDA may differ from the calculation of EBITDA by others.

(j) The special item during the three and nine month periods ended September 30, 2004 represents the charge in connection with certain state Medicaid audits related to prior periods, as previously discussed in footnote (b) above. Management believes this item is not related to the ongoing operations of Omnicare.

(k) The special items represent the charge in connection with certain state Medicaid audits related to prior periods for the three and nine month periods ended September 30, 2004, and the call premium and the write-off of the remaining unamortized debt issuance costs for the three and nine month periods ended September 30, 2003, as previously discussed in footnotes (b) and (c), respectively. Management believes these items are not related to the ongoing operations of Omnicare.

(l) Free cash flow represents net cash flows from operating activities less capital expenditures and dividends paid by the Company. Omnicare believes that certain investors find free cash flow to be a helpful measure of cash generated from current operations, net of cash used for its ongoing capital expenditures and dividend payment requirements. Omnicare's calculation of free cash flow may differ from the calculation of free cash flow by others.